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                                                                  Exhibit 99

[logo]                                                                  RELEASE
[ENGINEERED SUPPORT SYSTEMS, INC.______________________________________________

                                    201 Evans Lane  o  St. Louis, MO 63121-1126



For more information, please contact:                             April 6, 2005
Larry Cox
314/553-4960, lcox@essihq.com


                           ENGINEERED SUPPORT ADDS
                     RETIRED HUMAN RESOURCES CONSULTANT
                            TO BOARD OF DIRECTORS

ST. LOUIS, MO--ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) announced the appointment of Gregory P. Boyer to its Board of Directors. Mr. Boyer has 40 years of administrative experience in various municipal, private, and publicly-held corporations with an emphasis on human resources and employment-related matters. For the past 15 years prior to his retirement in 2004, Mr. Boyer served as principal of Century Administrative Services, a St. Louis-based firm specializing in human resources, labor relations, workers' compensation and safety/loss prevention services. From 1984 to 1989, Mr. Boyer served in various managerial capacities with Engineered Support Systems and has provided professional consulting services to the Company periodically since his employment. He was appointed to fill a vacant position on the Company's Board effective April 1, 2005, and will stand for election at the Company's Annual Meeting of Shareholders in March 2007.

Company CHAIRMAN MICHAEL F. SHANAHAN, SR. commented, "We welcome Greg
Boyer to our Board of Directors and look forward to his valuable service. Greg's experience in dealing with a variety of human resource and labor issues will be a great benefit to our company as we look to grow our business both organically and through acquisitions. As a former executive at Engineered Support earlier in his career, Greg is already quite familiar with our Company's entrepreneurial culture and overall management philosophy and will add value immediately."

Engineered Support Systems, Inc. provides advanced sustainment solutions including the design, manufacture and supply of integrated military electronics, support equipment and technical and logistics services for all branches of America's armed forces and certain foreign militaries, homeland security forces and selected government and intelligence agencies. The company also produces specialized equipment and systems for commercial and industrial applications. For additional information, please visit the Company's website at http://www.engineeredsupport.com.

Certain statements in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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PROVIDING ADVANCED SUSTAINMENT SOLUTIONS TO THOSE WHO SERVE IN A CHANGING WORLD
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